Exhibit 10.20

English Translation

SALES CONTRACT

Contract No. CG120061123
Execution Place: Jiangning District, Nanjing
Execution Date: November 14, 2006

Party A: CEEG Nanjing International Trade Co., Ltd.	Party B: CEEG (Nanjing) PV-Tech Co., Ltd.
Add.: 26 North Zhongshan Road, Nanjing	Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing
Legal representative: Yin Guangyou	Legal representative: Lu Tingxiu
Tel: 025-83275373	Tel: 025-52766620
Fax: 025-83275377	Fax: 025-52766882

Through negotiation, Party A and Party B enter into this contract, whereby Party B agrees to buy 6 inch mono-crystalline ingots according to the terms and conditions stipulated below:

1. Name, Type, Quantity and of the Product

Name	Specifications	Unit	Quantity	Unit Price (incl. tax)	Amount (incl. tax)

6 inch mono-crystalline ingots	6 inch	KG	500	RMB 2600	RMB 1,300,000.00

Total Amount (17% value added tax included): RMB One Million thirty Hundred Thousand Only (RMB 1,300,000.00)

2. Quality Standards

Size	6 inch
Type	P/boron
Dianmeter	152 mm(-1~ +2)
Resistivity (ohm.com)	0.5-6.0
Character	No faultage
Length	150 mm (Total amount max 85%)
Tendency	<100>+/-3 degree
Carbon content	<5*10[16]
Oxygen content	<1.0*10[18]
Working life (µs)	>10
Radial Resisitivity change	<25%
Surface condition	Clean
Appearance	No cracks

3. Term and Time of Payment: Party B shall pick up the goods with payment. Party A shall provide to Party B 17% a full amount VAT invoice within 5 days after delivery.

4. Delivery (Collection) agreed

Party A shall deliver all the goods within 20 days after receipt of payment made by Party B. Place of delivery shall be in Nanjing. Should the type, specification, quantity, quality of the goods fail to comply with the stipulations hereunder, Party A shall replace such goods in the light of the situation and the relevant costs shall be borne by Party A. Should Party A fail to replace such goods, it shall be deemed as delivery failure, which will be settled according to Article 10 Section 3.

5. Inspection method and term

Party A shall complete inspection within 15 days after receipt of goods according to the standards as agreed hereunder. The term of claims for quality issues shall be one month. Party A shall reply within one week of receipt of notice issued by Buyer, otherwise shall be deemed to consent to the claims of Party B.

6. Reasonable Consumption Standard and Calculation

The quantity of the goods measured at Seller’s location shall prevail.

7. Transit and Insurance

Party B shall be responsible for transportation, the freight and insurance

8. Packing Requirements

The goods shall be packed in carton, and the packaging shall meet the requirement of long distance road transportation. And Party A shall bear the cost of packing.

9. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

10. Liabilities of Breach

10.1 During the inspection period, if the type, specifications and quality of the products delivered by Party A do not comply with the stipulations of the Contract, Party A shall replace such goods within one week and the relevant costs shall be borne by Party A. Should Party A fail to replace such goods, it shall be deemed as delivery failure.

10.2 Should Party A fail to deliver the goods within one week after notice issued by Party B in case of delayed delivery of the goods, Party A is entitled to request for termination hereof, except for force majeure cases.

11. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations to the third party.

12. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

13. Integrity Assurance

It shall be viewed as damage to other party’s interest if either party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the receiving party, or either of the Buyer and Seller as well as its staff does, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the other party or any third party introduced by any employee of the other party. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

Any one may reach the Buyer’s counsel, Mr. Xu Changming at 13851647666, or lawyerxucm@hotmail.com for such issue.

14. Prohibition of Commercial Fraud

If either of the Buyer and Seller breaches the principle of honesty by providing false registration materials, false certificates of qualification or false information, or by hiding the truth from and to deceiving the other party or end-users, it shall be liable for the liquidated damages of 20% of the total contract amount (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by either party according to other provisions hereunder

15. Settlement of Disputes

The applicable law of this contract is Contract Law of the People’s Republic of China. All disputes arising from this contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, the dispute shall be filed to the people’s court of jurisdiction where Party B located.

16. Miscellaneous

16.1 This Contract shall come into effect upon signature and seal of the parties. If the Contract has more than one page, then each page should be sealed on the perforation. Any modification, termination shall be confirmed by both parties in written and sealed.

16.2 This Contract shall be executed in four counterparts, with each of the parties hereto holding two. The copy delivered through telefax shall be as valid as the original.

16.3 Both parties shall send the original copy to the other with 3 working days after execution.

Party A:	Party B:
CEEG Nanjing International Trade Co., Ltd.	Company Name: CEEG (Nanjing) PV-Tech
Company Name: (Seal)	Co., Ltd. (Seal)
Entrust Agent: /s/	Entrust Agent: /s/Qian Lu
Execution Date:	Execution Date: